EXTENDED ESG POLICY

BUNKER HILL
MINING CORP ★ CN BNKR

Securities Trading

Document Control Data

Version	1.0
Last Revision Date	2022.03.15
First Implementation Date	2020.08.26
Doc. Ref. No.	BNKR EXT POL 16.6.00

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Approvals Record

	Designation	Signature	Date
Author	Corporate Governance, Nominating and Compensation Committee		2020.08.01
Reviewed By	Chair – Corporate Governance, Nominating and Compensation Committee		2022.08.10
Approved By	Audit Committee Board of Directors		2020.08/26

Change History

Rev No	Reviewed by	Change Details	Clause(s) Amended	Approved by	Signature	Date
1	Corporate Governance, Nominating and Compensation Committee	Formatting, added definition of material information, removed reference to Schedule C	7.3, 12, 13, Schedule B			2022.03.17

Table of Content

1. INTRODUCTION

1.1 The Board of Directors of Bunker Hill Mining Corporation ("Bunker") has determined that Bunker should formalize its policy on securities trading by directors, senior executives and employees and other Insiders in accordance with securities laws and regulations, including those in Canada.

1.2 Unless otherwise stated, all defined terms used in this Policy have the meaning set out in **Schedule "A"** to this Policy.

2. OBJECTIVE OF THE POLICY

2.1 Trading while in possession of material non-public information, and informing others of such material non-public information, is a violation of securities and criminal laws. The purpose of this Securities Trading Policy (the "Policy") is to provide guidelines and restrictions applicable to: (i) trading in Securities of Bunker; and (ii) communication of Material Non-Public Information (as defined in section 6.1 of this Policy).

2.2 The guidelines set out in this Policy supplement those set out in Bunker's Corporate Disclosure Policy.

3. APPLICATION OF THE POLICY

3.1 This Policy applies to all Insiders of Bunker, and any person who receives Material Non-Public Information from any such Insider in respect of trading in Securities of Bunker (including shares, convertible securities, options and other securities as defined in Schedule "A" to this Policy).

4. COMMUNICATION OF THE POLICY

4.1 Copies of this Policy are made available to directors, officers, employees and consultants, either directly or by posting of the Policy on Bunker's website at www.bunkerhillmining.com. All directors, officers and employees will be informed whenever significant changes are made. New directors, officers, employees and consultants will be provided with a copy of this Policy.

5. ADMINISTRATIVE RESPONSIBILITY

5.1 **Compliance Officer:** The Chief Executive Officer will act as the compliance officer (the "Compliance Officer") for this Policy and shall be responsible for its day-to-day administration, as well as monitoring and enforcing compliance with this Policy. The Compliance Officer may designate one or more individuals to assist in the administration of this Policy.

6. SPECIFIC POLICIES

6.1 **Material Non-Public Information:** Material Non-Public information of Bunker is Material Information (as defined in Schedule "B"), which has not been "Generally Disclosed." In order to be "Generally Disclosed," information must:

6.1.1 Consist of readily observable matter.

6.1.2 Be disseminated to the public by way of a news release together with the passage of a reasonable amount of time for the public to analyze the information.

6.1.3 Have been made known in a manner that would, or would be reasonably likely to, bring it to the attention of persons who commonly invest in Securities of a kind whose price might be affected by the information and, since it was made known, a reasonable period for it to be disseminated among such persons has elapsed.

6.2 Unless otherwise advised that the period is longer or shorter, for the purposes of paragraphs 6.1(b) and 6.1(c), a reasonable amount or reasonable period of time will have passed at the close of business on the second day on which the CSE is open for trading ("Trading Day"), after the Material Non-Public Information has been Generally Disclosed.

6.3 Any person, who has knowledge of Material Non-Public Information with respect to Bunker, must treat such Material Information as confidential until the Material Information has been Generally Disclosed. Refer to Bunker's "Corporate Disclosure Policy" for further information on the treatment of confidential information.

6.4 Material Non-Public Information shall not be disclosed to anyone except "in the necessary course of business" (as defined in section 6.3 of this Policy). If Material Non-Public Information has been lawfully disclosed in the necessary course of business, anyone so informed must clearly understand that it is to be kept confidential, and, in appropriate circumstances, execute a confidentiality agreement.

6.5 Material Non-Public Information shall not be disclosed to anyone in any circumstances, including in the necessary course of business, if the person considering making the disclosure knows, or ought reasonably to know, that the person to whom the Material Non-Public Information is being disclosed would or would be likely to:

6.5.1 Apply for, acquire, or dispose of, Securities, or enter into an agreement to apply for, acquire, or dispose of, Securities; or

6.5.2 Procure another person to apply for, acquire, or dispose of, Securities, or enter into an agreement to apply for, acquire, or dispose of, Securities.

6.6 When in doubt, all persons to whom this Policy applies must consult with the Compliance Officer to determine:

6.6.1 Whether disclosure in a particular circumstance is in the necessary course of business, and

6.6.2 Whether the person proposing to make the disclosure knows, or ought reasonably to know, that the person to whom the Material Non-Public Information is being disclosed would or would be likely to apply for, acquire, or dispose of, Securities, or enter into an agreement to apply for, acquire, or dispose of, Securities or procure another person to apply for, acquire, or dispose of, Securities, or enter into an agreement to apply for, acquire, or dispose of, Securities.

6.7 For greater certainty, disclosure to analysts, institutional investors, other market professionals and members of the press and other media is a form of "Tipping" (as defined in section 6.9 of this Policy) and will not be considered to be in the necessary course of business.

6.8 **Trading of Bunker Securities:** Insider Trading, for the purpose of this policy, refers to the purchase or sale of Securities by a person with knowledge of Material Non-Public Information, whether or not they are in a "Special Relationship" with Bunker ("**Relevant Insider**"). Insider Trading is illegal and strictly prohibited by this Policy. For greater certainty, examples of prohibited transactions by such a person would include, but are not limited to the following:

6.8.1 Buying or selling Securities of Bunker;

6.8.2 Buying or selling Securities whose price or value may reasonably be expected to be affected by changes in price of Securities of Bunker;

6.8.3 Selling Securities acquired through the exercise of share options, and

6.8.4 Buying or selling Securities of another company in which Bunker proposes to invest or where the individual, in the course of employment with Bunker, becomes aware of Material Non-Public Information concerning that other company.

6.9 **Tipping:** Bunker, as a reporting issuer, and/or a person or a company who is a Relevant Insider may not inform, other than in the necessary course of business and then only in certain circumstances,

another person or company of Material Non-Public Information. This activity, known as tipping ("Tipping"), is prohibited because it places Material Non-Public Information in the hands of a few persons and not in the hands of the broader investing public.

6.10 Subject to certain limitations discussed below, there is an exception to the prohibition on Tipping if selective disclosure is required in the necessary course of business.

6.11 The question of whether a particular disclosure is being made "in the necessary course of business" is a mixed question of law and fact that must be determined on a case-by-case basis. However, the necessary course of business exception would generally cover communications with:

6.11.1 Vendors, suppliers, or strategic partners on issues such as research and development, sales and marketing, and supply contracts;

6.11.2 Employees, officers, and board members;

6.11.3 Lenders, legal counsel, auditors, underwriters, and financial and other professional advisors to Bunker;

6.11.4 Parties to negotiations;

6.11.5 Labour unions and industry associations;

6.11.6 Government agencies and non-governmental regulators, and

6.11.7 Credit rating agencies (provided that the information is disclosed for the purpose of assisting the agency to formulate a credit rating and the agency's ratings generally are or will be publicly available).

6.12 However, and as noted above, this exception to Tipping will not apply where the person proposing to make the disclosure knows, or ought to reasonably know, that the Excepted Disclosure to the relevant party would or would be likely to result in such party:

6.12.1 Applying for, acquiring, or disposing of, Securities, or entering into an agreement to apply for, acquire, or dispose of, Securities, and

6.12.2 Procuring another person to apply for, acquire, or dispose of, Securities, or enter into an agreement to apply for, acquire, or dispose of, Securities.

6.13 **Insider Trading Reports:** Canadian Securities Laws Requirements. Under Canadian securities legislation, subject to certain exceptions, Insiders that are deemed to be "Reporting Insiders" of Bunker are required to file an initial insider trading report within ten (10) days after becoming a Reporting Insider electronically through the System for Electronic Disclosure by Insiders ("SEDI") at www.sedi.ca.

6.14 Reporting Insiders are further required, subject to certain exceptions, to file an insider trading report on SEDI within five (5) days of a change in: (i) the beneficial ownership of control or direction over, whether direct or indirect, Securities of Bunker; or (ii) a change in an interest in, or right or obligation associated with, a Related Financial Instrument involving a Security of Bunker.

6.15 Reporting Insiders must also file an insider trading report within five (5) days if the Reporting Insider enters into, materially amends, or terminates an agreement, arrangement or understanding that (i) has the effect of altering, directly or indirectly, the Reporting Insider's economic exposure to Bunker; or (ii) involves, directly or indirectly, a Security of Bunker or a Related Financial Instrument involving a Security of Bunker.

6.16 It is the responsibility of each such person to set up and maintain their SEDI profile and to make the necessary filings. However, Bunker may assist Insiders in making such filings, provided such persons provide the necessary information to the Compliance Officer in a timely manner.

6.17 A person that is uncertain as to whether he or she is a Reporting Insider or whether he or she may be eligible to be exempted from these requirements should contact the Compliance Officer.

7. GUIDELINES

7.1 **No Trade and Blackout Periods for Officers, Directors and Employees:** The period beginning at the end of each quarter and ending two Trading Days (as defined in section 6.1 of this Policy) following the date of public disclosure of the financial results for that quarter (or fiscal year) (a "No Trade Period") is particularly sensitive, as officers, directors and certain employees may often possess Material Non-Public Information about the expected financial results for the quarter and year end.

7.2 Accordingly, to ensure compliance with this Policy and applicable securities laws, all directors, officers and employees shall refrain from any trading activities involving Securities of Bunker during No Trade Periods.

7.3 From time to time, Bunker may also institute additional trading restricted periods for directors, officers, selected employees and consultants and others because of the existence of Material Non-Public Information (a "Blackout Period"). In the event a Blackout Period or No-Trade Period is initiated, the Compliance Officer shall disseminate a notice to suspend trading in Bunker's Securities, in a form approved by the Board of Director, instructing those people not to engage in any trading of Bunker's Securities until further notice, without disclosing the facts giving rise to or the imposition of such suspension of trading.

7.4 Even outside of Blackout Periods or No Trade Periods, any person possessing Material Non-Public Information on Bunker should not engage in any transactions related to Bunker's Securities until two Trading Days after such information has been publicly disclosed. All directors, officers, employees and other persons are expected to use their judgment in interpreting this Policy, and to err on the side of caution at all times. If in doubt, such person is required to contact the Compliance Officer.

7.5 At specific times, Bunker's Board of Directors may award long term compensation under a Stock Option Plan, or by other means. Under no circumstances will long term compensation awards related to Bunker's Securities be made while a Blackout Period or No Trade Period is in effect. In the event that options or other Security related long-term compensation expire during a Blackout Period or No Trade Period, such expiry date will be extended as provided in the Incentive Stock Option Plan of Bunker, or such other plan governing securities compensation matters, as applicable.

7.6 **Pre-Clearance of Trades:** Before initiating any trade in Bunker's Securities, each person to whom this Policy applies must contact and get approval from the Compliance Officer. Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under securities laws and regulations. Clearance of a transaction is valid only for a 48-hour period. If the transaction order is not placed within that 48-hour period, clearance of the proposed transaction must be re-requested. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance.

7.7 **Short-Swing Trades**: Bunker recommends that, other than in the course of exercising an option, Insiders do not buy and sell its Securities within the same six-month period.

7.8 **Short Sales, Call and Put Options**: Insiders are not permitted to sell "short" or sell a "call option" on any of Bunker's Securities or purchase a "put option" where they do not own the underlying Security or, in the case of a short sale, an option currently exercisable therefor.

7.9 **Buying Bunker Securities on Margin**: Insiders are not permitted to buy Bunker's Securities on margin.

7.10 **Hedging:** Insiders who are directors and officers of Bunker are not permitted to enter into any transaction that has the effect of offsetting the economic value of any direct or indirect interest of such Insiders in Securities of Bunker. This includes the purchase of financial instruments such as prepaid variable forward contracts, equity swaps, collars or units of exchange funds that are designed to hedge or offset a decrease in the market value of equity Securities granted to such Insiders as compensation or otherwise held directly or indirectly by such Insiders.

8. POTENTIAL CRIMINAL AND CIVIL LIABILITY AND/OR DISCIPLINARY ACTION

8.1 **Liability for Insider Trading in Canada:** Under applicable Canadian securities laws, Insiders guilty of trading on Material Non-Public Information of Bunker may be subject to:

8.1.1 Penalties of up to the greater of $5 million and triple any profit earned or loss avoided;

8.1.2 Imprisonment.

8.2 Additionally, such conduct may subject Bunker or other investors to civil liability.

8.3 **Liability for Tipping in Canada:** Insiders may also be liable for improper transactions by any person commonly referred to as a tippee, to whom they have disclosed Material Non-Public Information about Bunker or to whom they have made recommendations or expressed opinions on the basis of such information. The various Canadian securities regulators have imposed large penalties even when the disclosing person did not profit from the trading.

8.4 **Possible Disciplinary Actions:** Employees, officers, directors, consultants and contractors who violate this Policy will also be subject to disciplinary action by Bunker, which may include restrictions on future participation in equity incentive plans or termination of employment.

9. APPLICABILITY OF POLICY TO INSIDER INFORMATION REGARDING OTHER COMPANIES

9.1 This Policy and the guidelines described herein also apply to Material Non-Public Information relating to other companies, including joint venture partners, customers, vendors and suppliers of Bunker (the "Business Partners"), when that information is obtained in the course of employment with, or providing services on behalf of Bunker. For the purposes of this Policy, information about Business Partners should be treated in the same way as information related directly to Bunker.

10. ANNUAL CERTIFICATION

10.1 All directors and officers of Bunker, together with any employees, consultants and contractors specified by the Board of Directors of Bunker, shall provide annual certification of compliance with this Policy in the form attached to Bunker's Code of Business Conduct and Ethics.

11. GENERAL

11.1 The Board may, from time to time, permit departures from the terms of this Insider Trading Policy, either prospectively or retrospectively. The terms of this Insider Trading Policy are not intended in and of themselves to give rise to civil liability on the part of Bunker, its directors, officers or employees, to any third party, including to any shareholder, securityholder, customer, supplier, competitor, other employee or regulator, but shall give rise to liability to Bunker.

12. REVIEW

12.1 This Securities Trading extended policy shall be reviewed every two years or when change occurs.

13. DISTRIBUTION

13.1 This Securities Trading extended policy applies to all Bunker Hill Mining Corporation operations, management and governance activities.

14. SCHEDULE A: INDIVIDUALS AND ENTITIES TO WHOM THIS POLICY APPLIES

14.1 "Employee" means a full-time, part-time, contract or secondment employee of Bunker.

14.2 "Insider" means:

14.2.1 All directors, Officers, employees, contractors and consultants of Bunker and its affiliates who receive or have access to Material Non-Public Information (as defined in section 6.1), including members of their immediate families, members of their households, as well as the partnerships, trusts, corporations, estates, RRSPs, and similar entities over which any of these individuals exercise control or direction;

14.2.2 A director or Officer of a person or company that is itself an insider or subsidiary of Bunker; and

14.2.3 A person or company that has:

14.2.3.1 Beneficial ownership of, or control or direction over, directly or indirectly, Securities of Bunker carrying more than 10 per cent of the voting rights attached to all Bunker's outstanding voting Securities, excluding, for the purpose of the calculation of the percentage held, any Securities held by the person or company as underwriter in the course of a distribution, and

14.2.3.2 A combination of beneficial ownership of, and control or direction over, directly or indirectly, Securities of Bunker carrying more than 10 per cent of the voting rights attached to all Bunker's outstanding voting Securities, excluding, for the purpose of the calculation of the percentage held, any Securities held by the person or company as underwriter in the course of a distribution.

14.2.4 Bunker itself, if it has purchased, redeemed or otherwise acquired a Security of its own issue, for so long as it continues to hold that Security;

14.2.5 A person or company designated as an insider in an order made under section 1(11) Securities Act (Ontario), and

14.2.6 A person or company that is in a class of persons or companies designated under subparagraph 40 v of subsection 143(1) of the Securities Act (Ontario).

14.3 "Major Subsidiary" means a subsidiary of an issuer if the assets of the subsidiary, as included in the issuer's most recent annual audited or interim balance sheet, or, for a period relating to a financial year beginning on or after January 1, 2011, a statement of financial position, are 30 per cent or more of the consolidated assets of the issuer reported on that balance sheet or statement of financial position, as the case may be, or the revenue of the subsidiary, as included in the issuer's most recent annual audited or interim income statement, or, for a period relating to a financial year beginning on or after January 1, 2011, a statement of comprehensive income, is 30 per cent or more of the consolidated revenue of the issuer reported on that statement;

14.4 "Management Company" means a person or company established or contracted to provide significant management or administrative services to an issuer or a subsidiary of the issuer.

14.5 "Officer" means:

14.5.1 A chair or vice-chair of the Board of Directors, a Chief Executive Officer, a Chief Operating Officer, a Chief Financial Officer, a President, a Vice-president, a Secretary, an Assistant Secretary, a Treasurer, an Assistant Treasurer and a General Manager;

14.5.2 Every individual who is designated as an officer under a by-law or similar authority; and

14.5.3 Every individual who performs functions similar to those normally performed by an individual referred to above.

14.6 "Person or Company in a Special Relationship with a Reporting Issuer" means:

14.6.1 A person or company that is an insider, affiliate or associate of:

Bunker.

14.6.1.1 A person or company that is considering or evaluating whether to or is proposing to make a take-over bid, as defined in Part XX of the Securities Act (Ontario), for the Securities of Bunker, and

14.6.1.2 A person or company that is considering or evaluating whether to or is proposing to become a party to a reorganization, amalgamation, merger or arrangement or similar business combination with Bunker or to acquire a substantial portion of its property.

14.6.2 A person or company that is engaging in, considering or evaluating whether to engage in or that proposes to engage in any business or professional activity with or on behalf of Bunker or with or on behalf of a person or company described in subclause (a) (ii) or (iii);

14.6.3 A person who is a director, Officer or employee of Bunker, a subsidiary of Bunker or a person or company that controls, directly or indirectly, Bunker, or of a person or company;

14.6.4 A person or company that learned of the material fact or material change with respect to Bunker while the person or company was a person or company, and

14.6.5 A person or company that learns of a material fact or material change with respect to Bunker from any other person or company described in this subsection, including a person or company described in this clause, and knows or ought reasonably to have known that the other person or company is a person or company in such a relationship.

14.7 "Related Financial Instrument" means an agreement, arrangement or understanding to which an insider of Bunker is a party, the effect of which is to alter, directly or indirectly, the insider's,

14.7.1 Economic interest in a Security of Bunker; and

14.7.2 Economic exposure to Bunker.

14.8 "Reporting Insider" means an insider of Bunker if the insider is:

14.8.1 The Executive Chairman, CEO, CFO or COO of , of a significant shareholder of Bunker or of a Major Subsidiary of Bunker;

14.8.2 A director of Bunker, of a significant shareholder of Bunker or of a Major Subsidiary of Bunker;

14.8.3 A person or company responsible for a principal business unit, division or function of Bunker;

14.8.4 A significant shareholder of Bunker;

14.8.5 A significant shareholder based on post-conversion beneficial ownership of Bunker's Securities and the CEO, CFO, COO and every director of the significant shareholder based on post-conversion beneficial ownership;

14.8.6 A management company that provides significant management or administrative services to Bunker or a Major Subsidiary of Bunker, every director of the management company, every CEO, CFO and COO of the management company, and every significant shareholder of the management company;

14.8.7 An individual performing functions similar to the functions performed by any of the insiders described in paragraphs (a) to (f);

14.8.8 Bunker itself, if it has purchased, redeemed or otherwise acquired a Security of its own issue, for so long as it continues to hold that Security; and

14.8.9 Any other insider that:

14.8.9.1 In the ordinary course receives or has access to information as to material facts or material changes concerning Bunker before the material facts or material changes are generally disclosed;

14.8.9.2 Directly or indirectly, exercises, or has the ability to exercise, significant power or influence over the business, operations, capital or development of Bunker.

14.9 "Security" is defined in section 1(1) of the Securities Act (Ontario) and includes, among other things, all shares, convertible or exchangeable Securities such as warrants or convertible debentures, options, restricted share units as well as a put, call, option or other right or obligation to purchase or sell Securities of Bunker, or any Security, the market price of which varies materially with the market price of the Securities of Bunker.

14.10 "Significant Shareholder" means a person or company that has beneficial ownership of, or control or direction over, whether direct or indirect, or a combination of beneficial ownership of, and control or direction over, whether direct or indirect, Securities of an issuer carrying more than 10% of the voting rights attached to all the issuer's outstanding voting securities, excluding, for the purpose of the calculation of the percentage held, any Securities held by the person or company as underwriter in the course of a distribution.

14.11 A company is considered to be a "**Subsidiary**" of another company if it is controlled by (1) that other, (2) that other and one or more companies, each of which is controlled by that other, or (3) two or more companies, each of which is controlled by that other; or it is a subsidiary of a company that is that other's subsidiary. In general, a company will control another company when the first company owns more than 50% of the outstanding voting Securities of that other company.

14.12 "Trading" in Securities refers to all investment activities over which a person covered by this Policy has control or direction, whether for their personal account or in a fiduciary capacity, as in the case of a partnership, trusteeship, or executorship. For the purposes of this Policy, trading includes any purchase or sale of a Security as well as the provision of investment advice.

15. SCHEDULE B: MATERIAL INFORMATION

Material Information means information for which there is a substantial likelihood that a reasonable investor would consider it important in making investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Examples of material information include but are not limited to information regarding dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and extraordinary management developments.